SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 10, 2011
RC2 CORPORATION
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

0-22635	36-4088307

(Commission File Number)	(I.R.S. Employer I.D.
Number)

1111 West 22nd Street
Suite 320
Oak Brook, Illinois	60523

(Address of Principal Executive Offices)	(Zip Code)
630-573-7200
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01	Entry Into a Material Definitive Agreement
     On March 10, 2011, RC2 Corporation, a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with TOMY Company, Ltd. (“Parent”) and Galaxy Dream Corporation, an indirect wholly owned subsidiary of Parent (“MergerSub”).
     Pursuant to the Merger Agreement, and upon the terms and subject to the conditions described in the Merger Agreement, MergerSub has agreed to commence a tender offer (the “Offer”) to purchase all of the outstanding shares of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”), at a purchase price of $27.90 per share in cash, without interest (less any applicable withholding taxes) (the “Offer Price”). The Offer is scheduled to commence on the 10th business day after the date of the Merger Agreement and to expire on the 20th business day following the commencement of the Offer unless extended in accordance with the terms of the Merger Agreement and applicable law. The obligation of Parent and MergerSub to consummate the Offer is subject to customary conditions, including that a majority of the outstanding shares of Company Common Stock (determined on a fully diluted basis) shall have been validly tendered and not validly withdrawn prior to the expiration of the Offer.
     In the Merger Agreement, the Company granted to MergerSub an irrevocable option (the “Top-Up Option”), exercisable once upon the terms and subject to the conditions set forth in the Merger Agreement, to purchase at the Offer Price a number of authorized but unissued shares of Company Common Stock that, when added to the number of shares owned, directly or indirectly, by Parent, MergerSub or any other subsidiary of Parent, would constitute one share more than 90% of the shares of Company Common Stock that will be outstanding immediately after exercise of the Top-Up Option (the “Top Up Shares”). In no event will the Top-Up Option be exercisable for a number of shares in excess of the number of authorized but unissued shares of Company Common Stock not otherwise reserved for issuance as of immediately prior to the issuance of the Top-Up Shares. The Top-Up Option will terminate upon the earlier of: (1) the effective time of the Merger (as defined below) and (2) the termination of the Merger Agreement in accordance with its terms.
     Upon successful completion of the Offer, and subject to the terms and conditions of the Merger Agreement, MergerSub will be merged with and into the Company, with the Company surviving as an indirect wholly owned subsidiary of Parent (the “Merger”). At the effective time of the Merger, each issued and outstanding share of Company Common Stock, other than shares held in the treasury of the Company or owned by Parent, MergerSub or any other direct or indirect subsidiary of Parent, and shares of Company Common Stock held by stockholders who properly demand appraisal rights, will be converted into the right to receive the Offer Price. The closing of the Merger is subject to customary closing conditions. The parties have agreed that, if following completion of the Offer, Purchaser has acquired at least 90% of the outstanding shares of Company Common Stock (including pursuant to the Top-Up Option), the Merger will be completed without a meeting of the Corporation’s stockholders pursuant to Delaware’s “short-form” merger statute. Otherwise, the Parent and Purchaser will need to obtain the approval of the

Company’s stockholders holding a majority of the outstanding shares of Company Common Stock to adopt the Merger Agreement prior to consummating the Merger. In this event, the Company will call and convene a stockholder meeting to obtain this approval, and Purchaser will vote all shares of Company Common Stock it acquires pursuant to the Offer and subsequent offering period, if any, in favor of the adoption of the Merger Agreement, thereby assuring approval.
     Neither the Offer nor the Merger is subject to a financing condition.
     The Merger Agreement includes representations, warranties and covenants of the parties customary for a transaction of this nature. Under the terms of the Merger Agreement, the Company may solicit alternative acquisition proposals from third parties until April 9, 2011 (the “No-Shop Period Start Date”), subject to extension for an additional 15 calendar days in limited circumstances as provided in the Merger Agreement. It is not anticipated that any developments will be disclosed with regard to this process unless the Company’s Board of Directors decides to accept a superior proposal or to require Parent to extend the Offer in connection with a potential superior proposal in the limited circumstances provided in the Merger Agreement. There can be no assurance that this process will result in an alternative transaction.
     From and after the No-Shop Period Start Date, the Company may not solicit or initiate discussions with third parties regarding other proposals to acquire the Company and has agreed to certain restrictions on its ability to respond to such proposals as provided in Merger Agreement. The Company must give Parent four business days notice (whether during or after the No-Shop Period Start Date) before the Company’s Board of Directors is permitted to change its recommendation or terminate the Merger Agreement to accept a superior proposal. The right of the Company’s Board of Directors to change its recommendation or to terminate the Merger Agreement to accept a superior proposal is subject to certain additional limitations as set forth in the Merger Agreement, including a customary matching right in favor of Parent prior to any termination of the Merger Agreement by the Company to accept a superior proposal.
     The Merger Agreement also includes customary termination provisions for the Company and Parent and provides that, in connection with the termination of the Merger Agreement under specified circumstances, the Company will be required to pay Parent a termination fee of $20.9 million, except that the termination fee will be $11.3 million in the event the Merger Agreement is terminated by the Company in order to accept a superior proposal prior to the No-Shop Period Start Date, or subject to certain limitations as provided in the Merger Agreement, during the additional 15 calendar day period following the No-Shop Period Start Date.
     The foregoing description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference. The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, MergerSub or Parent. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential disclosure schedules provided by the Company to Parent and MergerSub in connection with the signing of the Merger Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger

Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between the Company and Parent and MergerSub, rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about the Company, Parent or MergerSub.
     On March 10, 2011, pursuant to Section 2.14 of the Merger Agreement, the Board of Directors of the Company approved and adopted an amendment (the “ESPP Amendment”) to the RC2 Corporation Employee Stock Purchase Plan, as amended (the “ESPP”). Pursuant to the ESPP Amendment, no new offering periods under the ESPP will commence following March 10, 2011.
     The foregoing description of the ESPP Amendment does not purport to be complete and is qualified by reference to the ESPP Amendment, a copy of which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.
Section 5 — Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Amendments to Existing Employment Agreements
     On March 10, 2011, the Company entered into amendments to the Employment Agreements (the “Employment Agreement Amendments”) with each of the Company’s executive officers, Curtis W. Stoelting, Peter J. Henseler, Peter A. Nicholson, Gregory J. Kilrea and Helena Lo. The Employment Agreement Amendments extend the expected completion date of the executive officers’ existing Employment Agreements from March 31, 2011 to September 30, 2011, and extend the date for the 2011 issuance of equity awards and the 2011 annual base salary increases to the later of (1) June 30, 2011 and (2) 10 days after the termination of the Merger Agreement in accordance with its terms. The Employment Agreement Amendments also modify the definition of a change of control to conform to the definition contained in the Company’s 2005 Stock Incentive Plan, as amended. The Employment Agreement Amendments will be superseded by the New Employment Agreements described below if and when the New Employment Agreements take effect. The foregoing description of the Employment Agreement Amendments does not purport to be complete and is qualified by reference to the Employment Agreement Amendments, copies of which are filed as Exhibits 10.7, 10.8, 10.9, 10.10 and 10.11 to this report and are incorporated herein by reference.
New Employment Agreements
     On March 10, 2011, concurrently with the execution of the Merger Agreement, the Company and Parent (solely with respect to certain provisions thereof) entered into employment agreements (the “New Employment Agreements”) with each of the Company’s executive officers. The New Employment Agreements, which would become effective only upon the consummation of the Offer (the date of effectiveness of the New Employment Agreements is referred to as the “Commencement Date”), would amend, restate and replace in their entirety the executive officers’ existing employment agreements with the Company, which were entered into on April 1, 2008, in the case of Curtis W. Stoelting, Peter J. Henseler, Gregory J. Kilrea and Helena Lo and on November 5, 2008, in the case of Peter A. Nicholson (as amended, the “Existing Employment Agreements”).
     The New Employment Agreements contain substantially similar compensation and benefits for the Company’s executive officers as the compensation and benefits in the Existing Employment Agreements. In addition, pursuant to the New Employment Agreements, each executive officer has agreed to waive his or her current rights with respect to accelerated vesting of his or her outstanding awards. In connection with such waiver, each executive officer has agreed that a cash amount (the “Rollover Amount”) equal to approximately 78% for each of Mr. Stoelting and Mr. Henseler, 38% for each of Mr. Kilrea and Ms. Lo and 51% for Mr. Nicholson, of the cash value of the executive officer’s unvested equity awards which otherwise would have vested and been payable upon the consummation of the Merger will be subject to vesting over a period of three years following the Commencement Date and the unvested amounts will be subject to forfeiture if the executive officer’s employment is terminated by the Company for cause or the executive officer resigns without good reason. The balance of the cash value of the executive officers’ unvested equity awards will be paid in cash upon the closing of the Merger as provided in the Merger Agreement.
     Pursuant to the New Employment Agreements, Mr. Stoelting will serve as Chief Executive Officer of the Company, Mr. Henseler will serve as President of the Company, Mr. Kilrea will serve as Chief Operating Officer of the Company, Ms. Lo will serve as an Executive Vice President of the Company and Managing Director of RC2 (H.K.) Limited and Mr. Nicholson will serve as Chief Financial Officer of the Company. The terms of the New Employment Agreements are four years for Mr. Stoelting, two years for Mr. Henseler and three years for each of Mr. Kilrea, Ms. Lo and Mr. Nicholson unless earlier terminated in accordance with the applicable New Employment Agreement. Base salaries will be $486,720 for Mr. Stoelting, $482,720 for Mr. Henseler, $360,000 for Mr. Kilrea, $337,459 for Ms. Lo and $324,480 for Mr. Nicholson, subject to annual increases based on performance, changes in responsibilities and increases in the Consumer Price Index. Each executive officer will also be eligible for (1) an annual cash bonus at a target level of 2.25 times base salary for Mr. Stoelting and Mr. Henseler, 1.75 times base salary for Mr. Kilrea and Ms. Lo and 1.70 for Mr. Nicholson and (2) subject to approval by Parent’s stockholders and Parent’s board of directors, an equity award covering 200,000 shares of Parent stock for each of Mr. Stoelting and Mr. Henseler, 100,000 shares of Parent stock for Mr. Kilrea and 50,000 shares of Parent stock for each of Ms. Lo and Mr. Nicholson under Parent’s equity plan. The equity awards will vest 50% on each of the second and fourth anniversary of the date of grant. In the event of a change of control of Parent, the equity awards will vest in full. If Parent shareholder approval or Parent board of director approval is not obtained, Parent will provide the executive officer with a long-term cash incentive benefit equal to the Black-Scholes value of the executive officer’s equity award, measured as of the date such cash incentive benefit is granted. Each executive officer will also be entitled to a car allowance, life and disability insurance and certain other fringe benefits commensurate with his position.
     Under the New Employment Agreements, the Rollover Amounts are $3,500,000 for each of Mr. Stoelting and Mr. Henseler and $1,000,000 for each of Mr. Kilrea, Ms. Lo and Mr. Nicholson. Upon consummation of the Merger, the Rollover Amounts will be paid into interest bearing escrow accounts and vest 20% on the first anniversary of the Commencement Date, 35% on the second anniversary of the Commencement Date and 45% on the third anniversary of the Commencement Date. In the event of a change of control of Parent or the Company, the executive officers will be entitled to the immediate vesting of the then unvested portion of their Rollover Amounts and payment therefor and any interest thereon. The Company also agreed to reimburse the executive officers in the event that certain additional taxes under Section 409A of the Internal Revenue Code are imposed with respect to the Rollover Amount. The New Employment Agreements also state that if any of the payments to the executive officers would be subject to an excise tax under Section 4999 of the Internal Revenue Code, then the payments due will be reduced by an amount sufficient for the Company to make the payments without being subject to such excise tax.
     Under the New Employment Agreements, in the event of termination of employment for disability, subject to the execution of a release, the applicable executive officer will be entitled to (1) continuation of his or her then effective base salary for six months after the date of termination of employment, (2) a pro rata portion of any bonus he or she would have been entitled to receive in the year of termination, (3) immediate vesting of the then unvested portion of the Rollover Amount and payment therefore and any interest thereon, and (4) medical, disability and life insurance benefits for three years after the date of termination of employment.
     Under the New Employment Agreements, in the event of termination of employment for death, the applicable executive officer will be entitled to (1) the proceeds from any life insurance, (2) a pro rata portion of any bonus he or she would have been entitled to receive in the year of termination, and (3) immediate vesting of the then unvested portion of the Rollover Amount and payment therefore and any interest thereon.
     Under their New Employment Agreements, in the event Mr. Stoelting’s or Mr. Henseler’s employment is terminated by the Company without cause or by Mr. Stoelting or Mr. Henseler for good reason, subject to the execution of a release, Mr. Stoelting or Mr. Henseler will be entitled to (1) continuation of his then effective base salary for 24 months after the date of termination of employment, (2) immediate vesting of the then unvested portion of the Rollover Amount and payment therefor and any interest thereon, and (3) medical, disability and life insurance benefits for two years after the date of termination of employment.
     Under their New Employment Agreements, in the event Mr. Kilrea’s, Ms. Lo’s or Mr. Nicholson’s employment is terminated by the Company without cause or by Mr. Kilrea, Ms. Lo or Mr. Nicholson for good reason on or prior to the second anniversary of the Commencement Date, subject to the execution of a release, Mr. Kilrea, Ms. Lo or Mr. Nicholson will be entitled to (1) continuation of his or her then effective base salary for 36 months after the date of termination of employment, (2) a payment equal to the greater of (a) 200% of the average incentive bonus payments received by him or her under the Company’s bonus plan or a predecessor annual bonus plan of the Company over the preceding three years or (b) 100% of his or her target bonus under the Company’s bonus plan for the year in which the termination occurs, (3) immediate vesting of the then unvested portion of the Rollover Amount and payment therefor and any interest thereon, and (4) medical, disability and life insurance benefits for three years after the date of termination of employment. In the event Mr. Kilrea’s, Ms. Lo’s or Mr. Nicholson’s employment is terminated by the Company without cause or by Mr. Kilrea, Ms. Lo or Mr. Nicholson for good reason after the second anniversary of the Commencement Date, subject to the execution of a release, Mr. Kilrea, Ms. Lo or Mr. Nicholson will be entitled to (1) continuation of his or her then effective base salary for 24 months after the date of termination of employment, (2) a payment equal to 50% of his or her target bonus under the Company’s bonus plan for the year in which the termination occurs, (3) immediate vesting of the then unvested portion of the Rollover Amount and payment therefor and any interest thereon, and (4) medical, disability and life insurance benefits for two years after the date of termination of employment.
     Under the New Employment Agreements, in the event the employment of Mr. Stoelting, Mr. Kilrea, Ms. Lo or Mr. Nicholson is terminated due to non-renewal of the New Employment Agreement at the end of its term, subject to the execution of a release, the executive officer will be entitled to (1) continuation of his or her then effective base salary for 12 months after the date of termination of employment for Mr. Stoelting and 24 months after the date of termination of employment for Mr. Kilrea, Ms. Lo or Mr. Nicholson., (2) a payment equal to 50% of his or her target bonus under the Company’s bonus plan for the year in which the termination occurs for Mr. Kilrea, Ms. Lo or Mr. Nicholson, and (3) medical, disability and life insurance benefits for one year after the date of termination of employment for Mr. Stoelting and two years after the date of termination for Mr. Kilrea, Ms. Lo or Mr. Nicholson.
     Under his New Employment Agreement, in the event the employment of Mr. Henseler is terminated due to non-renewal, Mr. Henseler and the Company will enter into a consulting arrangement for a period of one year. During the consulting period, Mr. Henseler agrees to work a maximum of 1,000 hours, will be paid 75% of his then base salary, will be continue to vest in his Rollover Amount and will be entitled to continued medical, disability and life insurance benefits.
     Pursuant to his New Employment Agreement, each of Mr. Stoelting and Mr. Henseler and their spouses and eligible dependents will be entitled to continued medical benefits after retirement until the later of the executive officer’s or his spouse’s death as long as he makes the same contributions for such medical benefits as active employees. Each of Mr. Stoelting and Mr. Henseler will also be eligible to participate in the Company’s group life, disability and dental coverage contributes after retirement until his death provided that he pays 100% of the cost of such coverage.
     The New Employment Agreements contain customary noncompetition, nonsolicitation and nondisclosure covenants on the part of each of the executive officers.
     The foregoing description of the New Employment Agreements does not purport to be complete and is qualified by reference to the New Employment Agreements, copies of which are filed as Exhibits 10.2, 10.3, 10.4, 10.5 and 10.6 to this report and are incorporated herein by reference.

Section 7 — Regulation FD

Item 7.01	Regulation FD Disclosure.
     The Company and Parent issued a joint press release on March 10, 2011, announcing the execution of the Merger Agreement (the “Press Release”). A copy of the Press Release is attached as Exhibit 99.1 to this report. The attached Exhibit 99.1 is furnished pursuant to Item 7.01 of Form 8-K.
     The information in this Item 7.01 and the Press Release attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as shall be expressly set forth by specific reference in such filing.
Important Information About the Tender Offer
     This report and the description contained herein are for informational purposes only and are not an offer to purchase or a solicitation of an offer to sell securities of the Company. The Offer described herein has not yet been commenced. At the time the Offer is commenced, Parent and MergerSub will file a tender offer statement on a Schedule TO the Securities and Exchange Commission (the “SEC”), and the Company will file with the SEC a solicitation/recommendation statement on Schedule 14D-9 with respect to the Offer. The tender offer statement (including offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information about the Offer and proposed Merger that should be read carefully before any decision is made with respect to the Offer. The Company’s stockholders can obtain all of these documents (and all other offer documents filed with the SEC) when they are filed and become available free of charge from the SEC’s website at www.sec.gov. In addition, free copies of the tender offer statement and related material may be obtained, when they become available at Parent’s website at www.takaratomy.co.jp/company/release/ir/index.html; and the solicitation/recommendation statement, and related materials may be obtained, when available, without charge, by directing a request to 1111 West 22nd Street, Suite 320, Oak Brook, Illinois 60523, or on RC2’s corporate website at www.rc2.com.
Forward-Looking Statements
     Certain statements contained in this report about the Company’s expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as, “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. In addition, certain factors could affect the outcome of the matters described in this report. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, (2) the outcome of any legal proceedings that may be instituted against the Company or others following the announcement of the Merger Agreement, (3) the inability to complete the Offer or the Merger due to the failure to satisfy the conditions in the Merger Agreement, (4) risks that the proposed transaction disrupts current plans and operations, and (5) the costs, fees and expenses related to the transaction. The Company has provided additional information regarding risks associated with its business in its Annual Report on Form 10-K for the year ended December 31, 2010 as well as other filings with the SEC, available for viewing on the Company’s website at www.rc2corp.com and on the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date of this report and the Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.
Section 9 — Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of March 10, 2011, by and among TOMY Company, Ltd., Galaxy Dream Corporation and RC2 Corporation.

10.1	Amendment to RC2 Corporation Employee Stock Purchase Plan, dated as of March 10, 2011.

10.2	Employment Agreement, dated as of March 10, 2011, among the Company, TOMY Company, Ltd. (solely as to certain sections thereof as provided therein) and Curtis W. Stoelting.

10.3	Employment Agreement, dated as of March 10, 2011, among the Company, TOMY Company, Ltd. (solely as to certain sections thereof as provided therein) and Peter J. Henseler.

10.4	Employment Agreement, dated as of March 10, 2011, among the Company, TOMY Company, Ltd. (solely as to certain sections thereof as provided therein) and Peter A. Nicholson.

10.5	Employment Agreement, dated as of March 10, 2011, among the Company, TOMY Company, Ltd. (solely as to certain sections thereof as provided therein) and Gregory J. Kilrea.

10.6	Employment Agreement, dated as of March 10, 2011, among the Company, TOMY Company, Ltd. (solely as to certain sections thereof as provided therein) and Helena Lo.

Exhibit No.	Description
10.7	Second Amendment to Employment Agreement, dated as of March 10, 2011, between the Company and Curtis W. Stoelting.

10.8	Second Amendment to Employment Agreement, dated as of March 10, 2011, between the Company and Peter J. Henseler.

10.9	Second Amendment to Employment Agreement, dated as of March 10, 2011, between the Company and Peter A. Nicholson.

10.10	Second Amendment to Employment Agreement, dated as of March 10, 2011, between the Company and Gregory J. Kilrea.

10.11	First Amendment to Employment Agreement, dated as of March 10, 2011 between the Company and Helena Lo.

99.1	Press Release dated March 10, 2011.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, RC2 Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RC2 CORPORATION
Date: March 11, 2011	By	/s/ Curtis W. Stoelting
Curtis W. Stoelting,
Chief Executive Officer

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